EXHIBIT 10.22

MADISON RIVER COMMUNICATIONS CORP.

AMENDMENT NO. 3 AND WAIVER

TO THE CREDIT AGREEMENT

Dated as of November 14, 2006

AMENDMENT NO. 3 AND WAIVER TO THE CREDIT AGREEMENT (this “Amendment”) among MADISON RIVER COMMUNICATIONS CORP. (formerly known as MADISON RIVER CAPITAL, LLC), a Delaware corporation (the “Borrower”), the Required Lenders (as defined in the Credit Agreement (as defined below)) signatory hereto and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Madison River Telephone Company LLC, as Holdings, the other Guarantors party thereto, the Lenders party thereto, the Administrative Agent and the other Agents party thereto are parties to that certain Credit Agreement dated as of July 29, 2005, as amended and modified by Amendment No. 1 and Waiver to the Credit Agreement dated as of January 27, 2006 and by Amendment No. 2 to the Credit Agreement dated as of June 30, 2006 (as so amended and modified, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement;

WHEREAS, pursuant to Section 6.03(c) of the Credit Agreement, the Parent is required to furnish to the Agents and the Lender Parties, after the end of each of the first three quarters of each Fiscal Year, financial statements of the Parent and its Subsidiaries, certified by the Chief Financial Officer of the Parent as having been prepared in accordance with GAAP, and in certain respects as specified on Annex I hereto such financial statements may not have been prepared in accordance with GAAP; and

WHEREAS, in connection with the matters described above and with respect to certain other matters, the Borrower has requested certain amendments and waivers to the Credit Agreement and the Required Lenders hereby agree to make such amendments to, and waive such provisions of, the Credit Agreement, in each case as set forth below and on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Credit Agreement. Upon, and subject to, the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as of the Amendment No. 3 Effective Date (as defined below) as follows:

(a) Section 1.01 of the Credit Agreement is amended by adding in the appropriate alphabetical order the following new definitions:

“ “Amendment No. 3” means Amendment No. 3 and Waiver to this Agreement dated as of November 14, 2006.”; and

“ “Amendment No. 3 Effective Date” has the meaning specified in Section 3 of Amendment No. 3.”.

(b) Section 1.01 of the Credit Agreement is further amended as follows:

(i) The definition of “Available Cash” contained in the Credit Agreement is hereby amended in its entirety to read as follows:

“Available Cash” means, on any date of determination, an amount equal to (calculated on a Consolidated basis for the Parent and its Subsidiaries): (a) Adjusted EBITDA for the most recently completed Reference Period, minus the sum of (b) to the extent not deducted in the determination of such Adjusted EBITDA, the sum of the following: (i) Consolidated Cash Interest Expense; (ii) Cash Capital Expenditures; (iii) all scheduled and voluntary (but not mandatory) principal repayments in respect of Debt of the Parent and its Subsidiaries made during such Reference Period, excluding (A) debt repayments made with the proceeds of debt, equity, capital contributions, asset sales or exchanges or casualty (including insurance, eminent domain and condemnation) proceeds and (B) repayments of revolving Debt; and (iv) cash taxes paid during such Reference Period, excluding (A) any cash taxes paid in respect of any of the Tax Disputes and (B) any cash taxes in respect of gains and non-cash income specified in clauses (c)(ii), (c)(iii) and (c)(iv) of the definition of “Adjusted EBITDA” (which items are subtracted from Consolidated Net Income in the definition of “Adjusted EBITDA”); and (c) Investments made pursuant to Section 6.02(f)(vi) during such Reference Period (other than Investments financed with the proceeds of (i) issuance of Debt (excluding the Revolving Credit Advances) so long as concurrently with each making of such Investments, the Parent provides the Administrative Agent with a certificate of its Chief Financial Officer confirming that such Investments are made with the proceeds from the issuance of Debt permitted hereunder, which proceeds have not previously been used for other purposes, (ii) equity sales or issuances or capital contributions, (iii) asset sales or (iv) casualty (including insurance, eminent domain and condemnation)).

(ii) The definition of “Consolidated Cash Interest Expense” contained in the Credit Agreement is hereby amended by inserting at the end thereof, immediately before the period, the following proviso:

“; and provided further that for purposes of determining Consolidated Cash Interest Expense for the first three full fiscal quarters following a Qualified IPO, (a) for the first such fiscal quarter, the amount of such Consolidated Cash Interest Expense for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for the second such fiscal quarter, the amount of such Consolidated Cash Interest Expense for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for the third such fiscal quarter, the amount of such Consolidated Cash Interest Expense for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.”

(iii) The definition of “Restricted Payments Basket Amount” contained therein is hereby amended by (A) deleting the words “during such Reference Period or on or prior to such date” where they appear in the eighth and ninth lines thereof and (B) replacing such deleted words with the words “during the period commencing on the first day of such Reference Period and ending on the last day of the last fiscal quarter for which a quarterly compliance report has been delivered by the Borrower prior to such date”.

(c) Section 6.04(b) of the Credit Agreement is amended by (i) deleting the word “after” appearing at the beginning of the first line thereof, and (ii) inserting immediately before the words “a Qualified IPO” appearing in the first line thereof, the words “commencing with the first full fiscal quarter following successful consummation of”.

(d) Section 7.01(c) of the Credit Agreement is amended by replacing the reference to “6.03” appearing in the second line thereof with a reference to “6.03(a)”.

SECTION 2. Waiver and Agreement. (a) The Lenders hereby waive any Default or Event of Default under Sections 7.01(b), (c) or (d) of the Credit Agreement as a result of the failure of the Parent to deliver any financial statements for Fiscal Year 2005 and quarterly financial statements for the first two quarters of Fiscal Year 2006 that were required to be prepared in accordance with GAAP; provided that the waiver set forth herein is limited to the deviations from GAAP in respect of or arising out of the matters referred to in Annex I hereto.

(b) The Lenders hereby waive any Default or Event of Default arising under the Credit Agreement as a result of the failure of Madison River Discovery Corp. (“MRDC”) to become a Guarantor under the Credit Agreement and the failure of MRDC and the other Loan Parties to take the actions required by Section 6.01(j) of the Credit Agreement with respect to MRDC. The Borrower covenants to, no later than December 6, 2006, either (i) dissolve MRDC or (ii) take and cause MRDC to take all actions required by Section 6.01(j) of the Credit Agreement with respect to the acquisition of MRDC by the Borrower, and the parties hereto agree that it will constitute an Event of Default if one of such actions is not taken by December 6, 2006.

(c) The Lenders hereby waive, solely with respect to the quarterly financial statements and certificates and other information for the third quarter of Fiscal Year 2006 (collectively, the “2006 Third Quarter Financial Information”), the requirement under Section 6.03 of the Credit Agreement that the Parent deliver such 2006 Third Quarter Financial Information within 45 days of the end of the third quarter of Fiscal Year 2006 (the “Original Due Date”). The Parent covenants that it will deliver the 2006 Third Quarter Financial Information no later than 30 days after the Original Due Date. Accordingly, the Lenders agree that the failure of the Parent to deliver the 2006 Third Quarter Financial Information by the Original Due Date will not constitute a Default or Event of Default under the Credit Agreement, and the parties hereto agree that it will constitute an Event of Default if the Parent delivers such 2006 Third Quarter Financial Information after the date which is 30 days after the Original Due Date.

SECTION 3. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof (the “Amendment No. 3 Effective Date”) when each of the conditions set forth in this Section 3 to this Amendment shall have been fulfilled or waived to the satisfaction of the Administrative Agent. The Administrative Agent shall give the Borrower prompt written notice of the date that this Amendment has become effective.

(a) Execution of Counterparts. The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered on behalf of each of (i) the Borrower, (ii) the Administrative Agent and (iii) the Required Lenders or, as to any of the foregoing parties, advice reasonably satisfactory to the Administrative Agent that each of the foregoing parties has executed a counterpart of this Amendment.

(b) Updated Financial Statements. The Administrative Agent shall have received revised financial statements, quarterly (for the first three quarters) and annual for Fiscal Year 2005 and quarterly for the first two quarters of Fiscal Year 2006, in the case of the quarterly financial statements for the third quarter of Fiscal Year 2005 and the first two quarters of Fiscal Year 2006 certified as having been prepared in accordance with GAAP by the Chief Financial Officer of the Parent, and, in the case of the 2005 annual financial statements, accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the related audit) as to such audit report of the Parent’s independent accountants, none of which financial statements shall show any material deviations from the previously delivered financial statements for such periods, except as set forth on Annex I hereto.

(c) Payment of Fees and Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket expenses (including the reasonable fees and expenses of Shearman & Sterling LLP) of the Agents and the Joint Bookrunners incurred in connection with the preparation, negotiation and execution of this Amendment and other matters relating to the Credit Agreement to the extent invoiced prior to the Amendment No. 3 Effective Date.

(d) Execution of Consent. The Administrative Agent shall have received counterparts of a Consent substantially in the form of Exhibit A to this Amendment, duly executed by each of the entities listed therein.

(e) Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower on behalf of the Borrower dated the Amendment No. 3 Effective Date certifying (i) the names and true signatures of the officers of the Borrower authorized to sign this Amendment and the other documents to be delivered hereunder, (ii) the truth in all material respects of the representations and warranties contained in Section 4 of this Amendment after giving effect to this Amendment and (iii) that no event has occurred and is continuing that constitutes a Default after giving effect to this Amendment.

(f) No Default. No Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Amendment after giving effect to this Amendment.

(g) Other Documents. The Administrative Agent shall have received copies of such other documents as the Administrative Agent may reasonably request.

SECTION 4. Confirmation of Representations and Warranties. The Borrower hereby represents and warrants, on and as of the Amendment No. 3 Effective Date, that (a) the representations and warranties of each Loan Party contained in each Loan Document are correct in all material respects on and as of the Amendment No. 3 Effective Date, immediately after giving effect to this Amendment, as though made on and as of the date hereof, other than any such representations or warranties made only as of, or relating to, an earlier date; and (b) no Default has occurred and is continuing, or would result from the amendments and waivers contemplated hereby, after giving effect to the amendments and waivers provided for herein.

SECTION 5. Reference to and Effect on the Transaction Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other transaction documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended and otherwise modified by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, and shall be subject to the jurisdictional and service provisions of the Credit Agreement, as if this were a part of the Credit Agreement.

SECTION 8. Entire Agreement; Modification. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, there being no other agreements or understandings, oral, written or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and may not be amended, extended or otherwise modified, except in a writing executed in whole or in counterparts by each party hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers as of the day and year first above written.

Borrower:
MADISON RIVER COMMUNICATIONS CORP. (f/k/a MADISON RIVER CAPITAL, LLC)

By:	/S/ J. STEPHEN VANDERWOUDE
Name:	J. Stephen Vanderwoude
Title:	Chairman and Chief Executive Officer

Administrative Agent:
LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/S/ FRANK P. TURNER
Name:	Frank P. Turner
Title:	Vice President

REQUIRED LENDER SIGNATURE PAGE

[Print or Insert Name of Lender]

By:
Name:
Title:

ANNEX I TO AMENDMENT NO. 3

The Borrower recently identified potential accounting issues primarily related to its deferred income tax liabilities. After discussing the matter with its external auditors, on October 17, 2006 the Borrower determined that certain adjustments needed to be made to its financial statements for each of the quarters in the fiscal year ended December 31, 2005 and the first two quarters of fiscal 2006. The adjustments, as further discussed below, did not impact cash, Adjusted EBITDA, Gross Excess Cash Flow, or the leverage and fixed charge coverage ratios as computed under the senior credit facility.

The largest adjustment occurred as a result of converting the Borrower to a C-corporation for income tax purposes effective January 1, 2005. Upon making the conversion, the Borrower should have recognized approximately $18.1 million in net deferred income tax liabilities for temporary differences in the book and tax basis of its investments in limited liability company subsidiaries. The Borrower recorded the $18.1 million in the first quarter of 2005 and a related amount of approximately $350,000 in the second quarter of 2006. The Borrower also recorded an additional deferred income tax liability of approximately $0.7 million in 2005 resulting from the inadvertent failure of one of its subsidiaries to obtain prior approval from the State of Georgia to file consolidated tax returns in Georgia. The Borrower is in the process of seeking the necessary ratification from the State of Georgia to file consolidated income tax returns in that state.

Finally, while making these adjustments for deferred income taxes, the Borrower also reversed an adjustment made in the second quarter of 2006 to reduce depreciation expense and the associated income tax effect, that was deemed immaterial, and recorded corresponding adjustments in the four quarters of fiscal 2005 that totaled to the same amount as the reversal. The net effect of this adjustment was to move the reduction in depreciation expense, net of income taxes, of approximately $300,000 from fiscal 2006 into fiscal 2005.

Each of these adjustments were non-cash in nature and resulted in no changes to the Borrower’s calculations or ratios under the senior credit facility. The Borrower is prepared to submit corrected financial statements for the affected periods.

EXHIBIT A TO AMENDMENT NO. 3

FORM OF CONSENT

Reference is made to the Credit Agreement, dated as of July 29, 2005, as amended and modified by Amendment No. 1 and Waiver to the Credit Agreement dated as of January 27, 2006, Amendment No. 2 to the Credit Agreement dated as of June 30, 2006 and Amendment No. 3 to the Credit Agreement, dated as of November [    ], 2006 (“Amendment No. 3”), among Madison River Communications Corp., as Borrower, Madison River Telephone Company LLC, as Holdings, the other Guarantors party thereto, the Lender Parties (as defined therein) party thereto, Lehman Commercial Paper Inc., as collateral agent and administrative agent for the Lender Parties, and the other Agents party thereto (such Credit Agreement, as so amended, the “Credit Agreement”; capitalized terms used but not defined herein have the same meanings as specified in the Credit Agreement).

Each of the undersigned confirms and agrees that (a) notwithstanding the effectiveness of the foregoing Amendment No. 3, each Loan Document to which such Person is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended by Amendment No. 3, and (b) the Collateral Documents to which such Person is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations and the Guaranteed Obligations, respectively (in each case, as defined therein).

MADISON RIVER TELEPHONE COMPANY LLC MADISON RIVER COMMUNICATIONS, LLC MADISON RIVER FINANCE CORP. MADISON RIVER HOLDINGS LLC

By:
Name:
Title:

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